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                                                                    Exhibit 99.4

                      HP AND DIAMETRICS ANNOUNCE EXCLUSIVE

                 WORLDWIDE MARKETING AND DISTRIBUTION AGREEMENT

    Strategic Alliance to Expand Point-of-care Diagnostics Market to Include
                          Continuous Monitoring Systems

     FLORENCE, Italy, June 7, 1999 -- Hewlett-Packard Company (NYSE: HWP), the worldwide leader in acute-care patient monitoring, and Diametrics Medical, Inc. (NASDAQ/NM: DMED), a leading point-of-care testing and continuous blood-gas monitoring company, today announced that HP has signed an exclusive worldwide agreement to market, sell and distribute Diametrics' Paratrend(R) and Neotrend(TM) continuous blood-gas monitoring systems and the IRMA(R) SL point-of-care blood-testing system. The announcement was made here during the International Federation Clinical Chemistry and Laboratory Medicine WorldLab `99 trade show.

     Under the terms of the agreement, Diametrics will transfer full responsibility for marketing, sales and distribution for these products to HP, with the transfer to be completed by Nov. 1, 1999. Diametrics' products will be sold through HP's worldwide patient-monitoring sales force, and a network of distributors and dealers (excluding countries where existing agreements take precedence). The initial term of the agreement is three and a half years, with the option for extensions.

     As part of the agreement, HP will commit to minimum product sales, market development and product royalty payments. The two companies will fund joint R&D efforts for new-product development for the continuous monitoring and for intermittent-testing product lines.

     HP will acquire $9.5M of Diametrics common stock at $7 per share and receive warrants to purchase 452,381 shares of common stock at $8.40 per share. The Diametrics Board of Directors has granted HP the right to acquire additional shares of Diametrics stock on the open market or in block transactions, subject to the limitations of the Minnesota Control Share Acquisition Act. In addition, the Diametrics Board has agreed not to implement a shareholder-rights plan for a period of three years and has agreed to certain restrictions on sale of the company and the issuance of its stock for a two-year period. HP will also be entitled to representation on Diametrics Board of Directors.

     "Having HP as a partner will dramatically expand our ability to broadly commercialize our products on a worldwide basis," said David T. Giddings, president and chief executive officer of Diametrics. "HP's reputation, technology and market leadership makes it the ideal

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partner for us. With HP's support, we can bring the benefits of our combined systems and solutions to clinicians who need vital patient information at the point-of-care."

     "This new alliance extends our ability to offer our customers a wider choice of diagnostic tools that complement our traditional products and strengthens our presence in the developing point-of-care market," said Cynthia Danaher, vice president and general manager of HP's Medical Products Group. "Biochemical testing at the patient's side is a burgeoning new area in healthcare with applications across the entire patient-care spectrum for a continuous cycle of care -- from acute, to out of hospital and even the home."

     Paratrend and Neotrend are the only FDA cleared multiparameter intra-arterial sensors on the market today that provide continuous monitoring of blood gases in critically ill adult, pediatric and neonatal patients. A small fiber-optic sensor is placed in the radial, femoral or umbilical artery to continuously measure acidity, carbon dioxide, and oxygen levels and temperature.

     The IRMA SL Systems Series 2000 portable blood-testing system provides fast, accurate results for a number of time critical tests performed at the patient's bedside, including blood gases, electrolytes, hematocrit and glucose. Glucose testing is provided using the Lifescan SureStep-Pro Blood Glucose Module. All test results are provided on-screen in about 90 seconds.

     Integration of measurement data to HP's Viridia CMS and Viridia 24/26 patient monitors will be made through a VueLink interface. The VueLink interface connects third-party instruments to HP's monitors directly.

About Diametrics Medical, Inc.
------------------------------

     Diametrics Medical, Inc. is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of health care delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue analysis. Additional information is available at the company's Web site, www.diametrics.com.

About HP's Medical Products Group
---------------------------------

     HP's Medical Products is a worldwide leader of acute-care patient monitoring, cardiovascular ultrasound imaging and clinical-information systems for critical care; as well as services, support and supplies for the healthcare industry. The group has 5,400 employees and had revenues of more than $1.3 billion in its 1998 fiscal year. Information about HP Medical Products Group can be found at the company's Web site, www.hp.com/go/healthcare.

About HP
--------

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     Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services for business and home -- is focused on capitalizing on the opportunities of the Internet and the proliferation of electronic services.

     HP had computer-related revenue of $39.5 billion in its 1998 fiscal year. HP plans to launch a new company consisting of its industry-leading test-and-measurement, semiconductor products, chemical-analysis and medical businesses. These businesses represented $7.6 billion of HP's total revenue in fiscal 1998. With leading positions in multiple market segments, this technology-based company will focus on opportunities such as communications and life sciences.

     HP has 123,000 employees worldwide and had total revenue of $47.1 billion in its 1998 fiscal year. Information about HP, its products and the company's Year 2000 program can be found on the World Wide Web at http://www.hp.com.

                                      # # #

Statements regarding the company's expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including without limitation, demand and acceptance of new and existing products, technological advances and product obsolescence, competitive factors and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company's filings with the Securities and Exchange Commission.

SureStep is a trademark of LifeScan, a Johnson & Johnson company